Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ECO PLANET CORP.

ECO PLANET CORP. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: Pursuant to Unanimous Written Consent of the Directors of the Corporation on October 10, 2013, a new effective date for the Amended and Restated Certificate of Incorporation of the Corporation filed with the State of Delaware on September 24, 2013, as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation filed with the State of Delaware on October 1, 2013 (as so amended, the “Amended and Restated Certificate of Incorporation”), was approved as set forth herein.

SECOND: That the new effective time and date for the Amended and Restated Certificate of Incorporation has been consented to and authorized by the holders of a majority of the issued and outstanding stock of the Corporation entitled to vote thereon, by written consent in lieu of meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The Amended and Restated Certificate of Incorporation shall be effective as of 1:00 p.m. Eastern Daylight Time on October 21, 2013.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 10th day of October, 2013.

By:	/s/ Elka Yaron
Elka Yaron,
President